UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 23, 2010
A.C. Moore Arts & Crafts, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-23157	22-3527763

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 A.C. Moore Drive, Berlin, NJ	08009

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (856) 768-4930
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Retirement of Rick A. Lepley
On March 23, 2010, Rick A. Lepley, President and Chief Executive Officer of A.C. Moore Arts & Crafts, Inc. (the “Company”), informed the Company that he would retire as President and Chief Executive Officer and member of the Board of Directors effective March 31, 2010 (the “effective date”). On March 29, 2010, the Company and Mr. Lepley entered into an agreement and release (the “agreement”). The agreement provides that the Company will pay Mr. Lepley $645,890, an amount equal to one year’s compensation at his current rate plus pro rata bonus. Half of this payment will be made in October 2010, with the remainder in six subsequent equal monthly installments. The Company will also pay Mr. Lepley a consulting fee of $53,824 in 12 equal monthly installments. In addition, Mr. Lepley will receive reimbursement for health insurance benefits for 12 months following the effective date, payment of $12,000 for relocation and moving costs, and payment of up to $10,000 in legal fees for review of the agreement. The agreement amends Mr. Lepley’s stock appreciation rights agreement, dated December 3, 2008 (the “SARs agreement”), to provide that all unvested SARs under the SARs agreement will vest as of the effective date and Mr. Lepley will have until February 20, 2012 to exercise the SARs. Mr. Lepley was originally granted 150,000 SARs pursuant to the SARs agreement, 50,000 of which vested on December 3, 2009.
The agreement includes restrictive covenants relating to confidentiality, non-competition and non-solicitation. Mr. Lepley may not compete with, solicit employees from or interfere with the business relationships of A.C. Moore for a period of 12 months following the effective date. The parties also agreed to mutual non-disparagement obligations. The agreement also provides for Mr. Lepley’s general release of the Company from claims.
Appointment of Joseph A. Jeffries as Acting Chief Executive Officer
On March 24, 2010, the Company’s Board of Directors appointed Joseph A. Jeffries, 44, as Acting Chief Executive Officer, effective March 31, 2010. Mr. Jeffries will also continue to serve as the Company’s Executive Vice President and Chief Operating Officer, a position he has held since August 2008. He joined the Company in November 2007 as its Executive Vice President of Operations. Previously, Mr. Jeffries served as Vice President, Store Operations, Space Planning and Visual Merchandising for Office Depot, Inc., a position he held from 2004 to November 2007. During 2004 and 2005, he also served as Vice President, Store and Copy Center Operations of Office Depot. From 1999 to 2003, Mr. Jeffries held various management positions with Office Depot. Prior to his employment with Office Depot, Mr. Jeffries held management positions with Home Quarters Warehouse, Inc., a home improvement retail chain.
On March 29, 2010, the Company entered into a special award agreement (the “award agreement”) with Mr. Jeffries. The award agreement provides that Mr. Jeffries will receive a cash lump sum payment of $75,000 on September 30, 2010. His right to receive the award is contingent on continuous full-time employment with the Company and continuing to meet performance expectations under the Company’s internal review process, each through September 30, 2010. The award agreement provides for automatic vesting of the award on a change in control (as defined in the Company’s 2007 Stock Incentive Plan).

The foregoing summary of the agreements with Mr. Lepley and Mr. Jeffries is not intended to be complete, and is qualified in its entirety by reference to the agreements, which are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2 and are incorporated by reference into this Item 5.02.
Item 7.01 Regulation FD Disclosure.
On March 24, 2010, the Company issued a press release. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Agreement and Release, dated March 29, 2010, between the Company and Rick A. Lepley.

10.2	Special Award Agreement, dated March 29, 2010, between the Company and Joseph A. Jeffries.

99.1	Press release dated March 24, 2010.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.C. MOORE ARTS & CRAFTS, INC.
Date: March 29, 2010	By:	/s/ Amy Rhoades
		Name:	Amy Rhoades
		Title:	Senior Vice President and General Counsel

Exhibits

Exhibit No.	Description

10.1	Agreement and Release, dated March 29, 2010, between the Company and Rick A. Lepley.

10.2	Special Award Agreement, dated March 29, 2010, between the Company and Joseph A. Jeffries.

99.1	Press release dated March 24, 2010.